Exhibit 14.1

SUMTOTAL SYSTEMS, INC.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER, SENIOR FINANCIAL OFFICERS,

OTHER SENIOR EXECUTIVE OFFICERS AND THE BOARD OF DIRECTORS

I. INTRODUCTION

This Code of Ethics (the “Code”) covers the Chief Executive Officer, Senior Financial Officers, other Senior Executive Officers (collectively, “Officers”) and the Board of Directors (the “Board”) and helps maintain the Company’s standards of business conduct. These standards, together with the Company’s Business Practices Policy, are intended to address the matters set forth in Section 406 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder.

The general purpose of the Code is to deter wrongdoing and promote ethical conduct. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.

The Code is applicable to the following persons, referred to as the Officers and the Board:

•	Our Chief Executive Officer,

•	Our Chief Financial Officer,

•	Our principal accounting officer or controller,

•	Persons performing similar functions,

•	Named Executive Officers,

•	Other senior officers, and

•	The members of the Board.

Ethical business conduct is critical to our business. The Officers and the Board are expected to read and understand this Code, uphold these standards in day-to-day activities, and comply with all applicable policies and procedures.

Because the principles described in this Code are general in nature, the Officers and Board should also review the Company’s other applicable policies and procedures for more specific instructions, and contact the Vice President of Human Resources, the Chief Financial Officer or the General Counsel if they have any questions.

Nothing in this Code, in any Company policy or procedure, or in other related communications (verbal or written) creates or implies an employment contract or term of employment or service to the Company.

The Officers and Board should sign the acknowledgment form at the end of this Code indicating that they have received and read the Code and that they understand and agree to comply with the Code. For Officers, the signed acknowledgment form will be located in the Officers’ personnel files, with a copy in the Legal Department files; and, for Board members, the signed acknowledgment form will be located in the Legal Department files.

II. CODE OF ETHICS

It is the policy of the Company that Officers and members of the Board:

•	Act honestly and ethically.

•	Avoid whenever possible actual or apparent conflicts of interest between personal and professional relationships.

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Ethically and legally address any conflicts that do arise, which shall include disclosure to the Company’s Audit Committee of any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

•	Obtain prior approval from the Company’s Audit Committee, before entering into any material transaction or relationship involving any actual or potential conflict of interest.

•	Provide full, fair, accurate, timely, and understandable disclosure in the Company’s public communications, including reports and documents that the Company files with, or submits to, the SEC.

•	Comply with all Company policies, including but not limited to the Company’s Insider Trading Policy.

•	Comply with applicable governmental laws, rules and regulations.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Vice President of Human Resources, the Chief Financial Officer or the General Counsel.

III. ACCOUNTABILITY

Part of the Officers’ and Board’s job and ethical responsibility is to help enforce this Code. Officers and Board members should be alert to possible violations and promptly report possible violations to the Vice President of Human Resources, the Chief Financial Officer, or the General Counsel. Officers and Board must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to a violation, is prohibited.

All reports of alleged violations of this Code will be promptly and thoroughly investigated, and all information disclosed during the course of the investigation will remain confidential, except as the Company deems necessary to conduct the investigation and take remedial action, if any, in accordance with applicable law.

Actual violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Company’s discretion, up to and including termination of employment or Board membership.

IV. WAIVERS AND AMENDMENTS OF THE CODE

The Company is committed to reviewing and updating our policies and procedures as necessary from time to time. Therefore, this Code is subject to modification at the Board’s discretion. Any amendment or waiver of any provision of this Code must be approved in writing by the Company’s Board or the Audit Committee and promptly disclosed pursuant to applicable laws and regulations.

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